UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2025

AIxCrypto Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37428	26-3474527
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5857 Owens Avenue, Suite 300
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (760) 452-8111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	QLGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Non-Compliance with Nasdaq Listing Rule 5635(b)

On November 18, 2025, the Company received a letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it failed to comply with Nasdaq’s shareholder approval requirements set forth in Nasdaq Listing Rule 5635(b) (the “Rule”), which requires shareholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company, in connection with the Company’s private placement transaction (the “PIPE Financing”) that closed on September 29. 2025 (the “Closing Date”).

Nasdaq’s Letter has no effect on the listing of the Company’s Common Stock (as defined below) on The Nasdaq Capital Market.

On September 29, 2025, the Company consummated an offering (the “Offering”) in which with certain investors, including Faraday Future Intelligent Electric Inc. (“Faraday”) pursuant to which the investors agreed to purchase $41,000,000 in cash including 337,432 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and 17,783 shares of a newly created Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Stock”). The purchase price of the Common Stock was $2.246 per share and the purchase price for the Series B Stock was $1,000 per share. On the Closing Date, the shares of Common Stock and Series B Stock were allocated among the investors so that no purchaser’s ownership of Common Stock exceeded 19.99% of the number of shares outstanding.

The Letter recites that, on and after the Closing Date, significant changes in the composition of the Company’s senior management and board of directors (the “Board”) occurred, including the following: (1) on September 26, 2025, the Board appointed a new independent member of the Board pursuant to the Lead Investor Agreement with Faraday, dated September 19, 2025, to which three of the Company’s five directors resigned; (2) on October 2, 2025, two new members were appointed to the Board, one of which also serves as a board member of Faraday and the other serves as the Head of Operations & Finance Director of an affiliate of Faraday, thus constituting 40% of the five-member Board; and (3) on October 2, 2025, the Company appointed Jiawei Wang as the Co-Chief Executive Officer and Koti Meka as the Chief Financial Officer of the Company, who also serve as the President and Chief Financial Officer of Faraday, respectively.

The Letter states that the Company was required to obtain shareholder approval under the Rule prior to the issuance of shares in the PIPE Financing, which the Letter states resulted in a change of control of the Company, but that the Company failed to do so. The Company disputes that the appointment of Kevin Chen on September 26, 2025 was connected to the Offering.

The Letter also notified the Company of the Staff’s determination that having obtained majority shareholder approval from the Company’s shareholders of record prior to the Offering, the Company had remediated the deficiency and regained compliance with the Rule, and the matter is now closed, as further described therein.

The Company, by filing this Form 8-K, discloses its receipt of the notification from Nasdaq in accordance with Nasdaq Listing Rule 5810(b)

Compliance with Nasdaq Listing Rule 5550(b)(1)

On November 19, 2025, the Company received formal notice from the Staff of Nasdaq that the Company was in compliance with Listing Rule 5550(b)(1) (the “Equity Rule”) for continued listing of its securities on the Nasdaq Capital Market tier. The Company was also notified that it will remain subject to a “Panel Monitor,” as that term is defined in Nasdaq Listing Rule 5815(d)(4)(B), for a period of one year from the date of the Nasdaq notice. If, during the term of the Panel Monitor, the Company does not continue to remain in compliance with the Equity Rule, the Company will not be provided with the opportunity to submit a compliance plan for review by the Satff and must instead request a hearing before the Nasdaq Hearing Panel (the “Panel”) to address the deficiency, with such request staying any further action with respect to the listing of the Company’s securities on Nasdaq pending completion of the hearing process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIxCrypto Holdings, Inc.

Date: November 21, 2025	By:	/s/ Kevin A. Richardson II
	Name:	Kevin A. Richardson II
	Title:	Co-Chief Executive Officer